Exhibit 10.8

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of July 2, 2002, by and between SELIG REAL ESTATE HOLDINGS EIGHT, a Washington general partnership (“Lessor”) and VERTIS NEUROSCIENCE, INC., a Washington corporation (“Lessee”).

RECITALS

A. Lessor and Lessee entered into that certain Fourth and Battery Office Lease (the “Lease”), dated July 5, 2000, for that certain space consisting of approximately 51,701 square feet (the “Premises”) comprising the entire 2nd floor consisting of approximately 15,635 square feet (the “2nd Floor Space”) and the entire 3rd and 5th floors consisting of approximately 36,066 square feet in the aggregate (the “Long Term Space”) of the Fourth & Battery Building (the “Building), 2401 Fourth Avenue, City of Seattle, State of Washington, as more particularly described in the Lease.

B. The parties now desire to amend the Lease pursuant to the terms and conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Defined Terms. Unless otherwise defined in this Amendment, all defined terms used in this Amendment shall have the same meaning and definition given them in the Lease.

2. Term. So long as Lessor has delivered possession of the Premises to Lessee on or prior to August 1, 2002, the commencement date of the Lease (the “Commencement Date”) shall be September 1, 2002. If Lessor delivers possession of the Premises to Lessee after August 1, 2002, the Commencement Date shall be thirty (30) days after Lessor has delivered possession of the Premises. Lessor shall deliver possession of the Premises with the Premises complying with all health, fire and police regulations and Lessee shall have no liability under the Lease for any non-compliance that existed as of the Commencement Date. Lessee shall have the right to remain in the first and second floor space of Lessor’s Fourth & Blanchard building rent free from the Commencement Date until Lessee has completed its tenant improvements to the Premises, moved its furniture and equipment into the Premises and commenced its business operations within the Premises.

(a) Expiration Date for 2nd Floor Space. The term of the Lease for the 2nd Floor Space shall expire at midnight on the day preceding the third (3rd) anniversary of the Commencement date.

(b) Expiration Date for Long Term Space. The term of the Lease for the Long Term Lease shall expire at midnight on the day preceding the tenth (10th) anniversary of the Commencement date.

3. Rent. Lessee covenants and agrees to pay Lessor rent each month in advance on the first day of each calendar month. Lease payments by Lessee shall commence on the Commencement Date. Rent for any fractional calendar month, at the beginning or the end of the term, shall be the prorated portion of the rent computed on an annual basis.

(a) 2nd Floor Space. The base annual rental rate for the 2nd Floor Space shall be Thirty Two Dollars ($32.00) per square foot of the 2nd Floor Space.

(b) Long Term Space. The base annual rental rate for the Long Term Space shall be Thirty Dollars ($30.00) per square foot for the first five years of the Lease term and Thirty and 90/100 Dollars ($30.90) for the second five years of the Lease term.

4. Consideration.

(a) Received at Execution of Amendment. Upon the execution of this Amendment, Lessor acknowledges the receipt of Four Hundred Nineteen Thousand Eight Hundred Ten Dollars ($419,810.00) (the “Additional Consideration”) worth of consideration from Lessee. So long as an uncured default under the Lease does not exist, Lessee shall be allowed to apply the Additional Consideration to its rental obligations under the Lease for the 24th, 36th and 72nd months of the Lease term and the remaining portion of the Additional Consideration to the rental obligations under the Lease for the 96th month of the Lease term.

(b) Consideration Paid on Commencement Date. The amount of consideration to be paid by Lessee to Lessor on or prior to the Commencement Date pursuant to Paragraph 4 of the Lease is hereby reduced to Ninety Two Thousand Eight Hundred Seventy Dollars ($92,870.00). If Lessee exercises its right to pay a portion of the brokerage commission for this Amendment out of the consideration that otherwise would be paid to Lessor pursuant to the terms and conditions set forth in Paragraph 10 hereof, Lessee shall receive a credit from Lessor for such payment against the consideration Lessee otherwise would pay to Lessor pursuant to this Paragraph 4(b) and Lessee shall receive the credit against the last month’s rent at the end of the term of the Lease.

5. Recapture Right. Lessor’s right to re-lease the Premises pursuant to Paragraph 18 of the Lease shall only apply to the portion of the Premises that Lessee is attempting to sublease and for the period of the proposed sublease term. Lessor must exercise this right within ten (10) days after Lessee has notified Lessor of its desire to sublease all or a portion of the Premises or assign the Lease. Lessor’s failure to notify Lessee in writing of its desire to re-lease the portion of the Premises which Lessee proposes to Sublease or assign will terminate Lessor’s right to re-lease such portion of the Premises.

6. Additional Taxes or Assessments. The exceptions to Lessee’s obligation to reimburse Lessor for certain additional taxes or assessments pursuant to Paragraph 20 of the Lease shall be expanded to except out federal or state income taxes and Real Estate Taxes. This change to Paragraph 20 of the Lease shall in no way alter Lessee’s obligation to pay increases in Real Estate Taxes pursuant to Paragraph 19 of the Lease.

7. Default. Notwithstanding anything to the contrary in Paragraph 28 of the Lease, Lessee shall only be in default under the Lease if one of the following occurs:

(a) Lessee vacates or abandons the Premises (without payment of rent);

(b) The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee under the Lease, as and when due, and such failure shall not have been cured within five (5) days after written notice thereof from Lessor; or

(c) Lessee’s failure to perform any other term, covenant or condition contained in the Lease and such failure shall have continued for thirty (30) days after written notice of such failure is given to Lessee; provided that, where such failure cannot reasonably be cured within said thirty (30) day period, Lessee shall not be in default if Lessee commences such cure within said thirty (30) day period and thereafter diligently continues to pursue all reasonable efforts to complete said cure until completion thereof.

8. Tenant Improvement Work. Paragraph 37 of the Lease is hereby amended to read as follows:

37. Tenant Improvement Work. Lessor shall provide Lessee with a tenant improvement allowance of Twenty Five Dollars ($25.00) per square foot of the Long Term Space, which would be Nine Hundred One Thousand Six Hundred Fifty Dollars ($901,650.00) based on the approximate square footage set forth in the recitals. The tenant improvement allowance shall be used for space planning, construction documents, permits and tenant improvements including paint, carpet, HVAC, demolition and construction, and other costs Lessee incurs to build out the Premises for Lessee’s intended use and move into the Premises. Any tenant improvement costs in excess of the tenant improvement allowance shall be paid for by Lessee. Any unused portion of the tenant improvement allowance may be used by Lessee at any time prior to the expiration of the sixtieth (60th) month of the term of the Lease. All such tenant improvement work shall be done with Lessor’s prior approval, which approval shall not be unreasonably withheld or delayed. Lessor hereby pre-approves the following general contractors for the tenant improvement work: Turner Construction, Seattle Construction, Boden Construction and Lease, Krutcher & Lewis. If Lessor does not promptly reimburse Lessee for any tenant improvement costs which do not exceed the tenant improvement allowance provided for in this

Paragraph 37, then Lessee shall have the right to off-set from its immediate rent due the amount of such tenant improvement costs. Lessee agrees to give Lessor copies of actual invoices for the above described tenant improvement work. Except as otherwise expressly provided for in the Lease, the 2nd Floor Space is leased in its “as-is” condition.

9. Parking. Lessee shall be provided parking at the ratio of one (1) stall per each 1,500 square feet of the Premises at market rates. Upon the completion of Lessor’s Third and Battery Building this parking ratio shall be increased to one (1) stall per each 1,000 square feet of the Premises. Of the parking provided to Lessee, at least one-third (1/3) of such parking shall be located within the Building. The remaining two-thirds (2/3) must be provided within a one block radius of the Building.

10. Real Estate Commission. Lessor and Lessee each represent and warrant to the other that they have had no dealings with any real estate broker, agent or finder in connection with the negotiation or execution of this Amendment other than Washington Partners, Inc. (“Broker”) who has represented Lessee. Lessor agrees to pay Broker a real estate commission equivalent to Five Dollars ($5.00) per square foot of the Long Term Space (the “Commission”). One-half of the Commission shall be due on the execution and delivery of this Amendment by both parties and the remaining one-half of the Commission shall be due on the Commencement Date. If Broker does not receive payment of the first one-half of the Commission by the date that Lessor delivers possession of the Premises to Lessee, Lessee shall have the right to pay the first one-half of the Commission to Broker on behalf of Lessor out of the consideration that Lessee is obligated to pay Lessor pursuant to Paragraph 4(b) of this Amendment. If Broker does not receive the payment of the remaining one-half of the Commission on or prior to the Commencement Date, Lessee shall have the right to pay the remaining one-half of the Commission to Broker on behalf of Lessor and receive a credit for such payment made to Broker against immediate future rents owed by Lessee under the Lease. Except for Broker’s claim to the Commission in relation to this Amendment which has been addressed in this Paragraph 40, each party hereto shall indemnify and hold harmless the other party from any claims, including reasonable attorney’s fees, by a broker, agent or finder for any leasing commission attributable to the Lease or this Amendment which may be claimed as a result of the actions of the indemnifying party.

11. Lender’s Consent. Pursuant to Lessor’s request, Lessee executed and delivered a Subordination, Nondisturbance and Attornment Agreement (the “SNDA”) to Lessor’s prospective lender, JPMorgan Chase Bank, a New York Banking Corporation (“Lender”). Pursuant to Paragraph 8 of the SNDA, Lessee agreed that the Lease would not be modified or amended without Lender’s prior written consent. Accordingly, this Amendment shall not become effective until Lessor delivers Lender’s written consent to this Amendment to Lessee. If Lender’s written consent is not delivered to Lessee within thirty (30) days of the date of this Amendment, then this Amendment shall be null and void.

12. Ratification. Except as modified hereby, the Lease is hereby ratified and affirmed by Lessor and Lessee and remains in full force and effect.

13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be executed as of the day and year first above written.

“LESSOR”		“LESSEE”

SELIG REAL ESTATE HOLDINGS		VERTIS NEUROSCIENCE, INC.,

EIGHT, a Washington general partnership		a Washington corporation

By:	/s/ Martin Selig	By:	/s/ Alan Levy

	Martin Selig, General Partner	Its:	President